                                 EXHIBIT 11.1
                (in thousands except share and per share data)


                                                   YEARS ENDED DECEMBER 31,
                                              1996        1995         1994
                                          -----------  ----------   ----------
Net income                                $     1,630  $    1,275   $    2,817
                                        ======================================

Weighted average shares outstanding         9,382,816   7,003,442    6,569,858

Common shares attributable to
dilutive options and warrants                 657,821     692,686      372,168
                                        --------------------------------------
Fully diluted weighted average shares
 outstanding                               10,040,637   7,696,128    6,942,026
                                        ======================================
Fully diluted net income per share        $      0.16  $     0.17   $     0.41
                                        ======================================
Net income                                $     1,630  $    1,275   $    2,817
                                        ======================================
Weighted average shares outstanding         9,382,816   7,003,442    6,569,858
Common shares attributable to
dilutive options and warrants                 411,024     539,902      372,168

Primary weighted average shares
 outstanding                                9,793,840   7,543,344    6,942,026
                                        ======================================
Primary net income per share              $      0.17  $     0.17   $     0.41
                                        ======================================